 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Explanatory Note

Below is a transcript of a conference call held by Corporate Capital Trust, Inc. on December 11, 2017.

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Operator: Ladies and gentlemen, thank you for standing by. Welcome to CCT’s call regarding the Strategic Partnership between KKR and FS Investments.

(Operator Instructions)

As a disclaimer to our audience, this conference is being recorded for replay purposes.

I will now hand the call over to Miss Anna Thomas.

Anna Thomas: Before we begin, I would like to call your attention to the customary Safe Harbor disclosure in the press release issued this morning, and note that today’s conference call may include forward-looking statements which are based on the beliefs and assumptions of management and on currently available information.

Important factors could cause actual results to differ materially from expectations. These factors are fully discussed in our public filings. We do not intend to update our forward-looking statements or projections unless required by law. Today’s call is not intended to be an offer for sale of our securities.

All of Corporate Capital Trust’s filings can be found on the SEC’s website, sec.gov, and we encourage you to review those filings and the information they contain.

Todd Builione: Thank you Anna and good morning and thanks to everyone for joining us on such short notice. With me as usual, is Dan Pietrzak, CCT’s Chief Investment Officer and for today’s call, we’re pleased to be joined by Mike Kelly, FS Investments President and Chief Investment Officer, as well as Ryan Wilson, CCT’s COO and Associate Portfolio Manager.

To begin, it’s been an eventful few months for us at CCT since we last spoke with you on our third quarter earnings call. First in mid-November, we completed our listing and began trading on the New York Stock Exchange under the ticker CCT.

This was, of course, an important milestone, and leading up to the listing, we were pleased to have had the opportunity to update our shareholders on our progress, as well as to introduce ourselves to many new potential shareholders.

And today, we have another important milestone to review with you. This morning KKR Credit, CCT’s advisor, and affiliates of FS Investments entered into an agreement to establish an industry leading strategic partnership that meaningfully increases our scale, together with our opportunity set.

We’ve issued a joint press release and presentations, both of which are available on CCT’s website, and we’ll be referring to a couple of the pages within the presentation over the course of this call.

Let’s begin on page two. I expect that all CCT shareholders are familiar with the right hand side of the page and a snapshot of KKR. As a reminder, KKR is a leading global investment firm, of which KKR Credit is a subsidiary. As of September 30th, KKR managed more than $153 billion in capital across multiple alternative asset classes, including private equity, real estate, infrastructure, energy, hedge fund partnerships and credit, where CCT enters the mix.

Founded more than 41 years ago, KKR’s always been focused on being well aligned with clients, enabled by a sizable balance sheet that invests meaningfully across its asset classes.

Let me spend a few minutes on the left-hand side of the page and introduce FS Investments. From my standpoint, FS is a highly entrepreneurial firm that today has $20 billion of AUM. FS has a long history of growth and success that has been predicated on combining differentiated strategies with top institutional managers and innovative structures to provide retail investors with attractive investment products.

And of particular note, FS has become the largest manager of credit focused BDC companies with $13.7 billion of BDC AUM in the credit space, and in my mind has become an industry leader.

Turning to page three, let me introduce the strategic partnership. Under the terms of the agreement, pending shareholder approval at each fund, KKR and FS will form a new BDC partnership that will advise the four FSIC BDCs as well as CCT and CCT II, creating the largest BDC platform in the industry with more than $18 billion in gross assets.

To be clear, today’s announcement is not a merger, and CCT will remain a separate publically traded company. Critically though, as you look onto the right hand side of page three, through the partnership, we will be positioned as one of the largest BDC platforms in a business where we believe scale matters a lot. Our platform will be 50% larger than the number two player in the space.

Page four highlights the strategic rationale. This new platform strengthens our ability to transact in the upper end of the middle market, a space we find secularly compelling.

In essence, we feel that the opportunity set for CCT shareholders will be augmented meaningfully, given the larger pool of investible capital this partnership creates and better positions us to continue to drive CCT’s progression into a seasoned primarily senior secured portfolio, complemented by a better risk-reward profile.

And more broadly, we believe KKR and FS bring complementary skills to the partnership. To say it simply, we match each other’s respective strengths.

Finally, in connection to this announcement, the Company will be extending the expiration date of the tender offer. As you’ll recall, in connection with our listing CCT announced an offer to purchase up to $185 million of its own stock at $20.01, which represented net asset value as of September 30th.

This offer was set to expire on December 12th at 5 PM. The offer will now be extended from December 12th through to December 15th at 5 PM. Additional details regarding the offer can be found on our website.

And in terms of the overall timeline, this is summarized on page 10. We expect to begin proxy solicitations early in 2018, and we will target a closing in the second half of 2018.

And with that, I’m pleased to introduce Mike Kelly, President and CIO of FS Investments, and someone who I’ve personally known and respected for more than 10 years.

Mike Kelly: Thanks Todd. The message that I want to reiterate on behalf of the whole FS team is how excited we are about this strategic partnership and to confirm that you have our commitment that we will work hand-in-hand with KKR to help position the partnership as best in class within private credit.

We feel this is an instance in which the whole is greater than the sum of its parts. And today’s announcement represents the beginning of a partnership that has the opportunity to leverage the combined scale, investment acumen, distribution networks and institutional knowhow of KKR, CCT and FS.

Todd said at the beginning of the call that this announcement is an important milestone within the framework of KKR as well as CCT. We feel the same way and believe the partnership will be uniquely positioned to capitalize on the middle market private lending opportunity that we all see.

I’ll now turn it over to Dan Pietrzak; Dan?

Dan Pietrzak: Thanks Mike. On these calls, in my role CIO of CCT, I simply describe the current investing environment, provide some color on where we’re seeing interesting opportunities and also discuss where we’ve been actively deploying capital, as well as where we haven’t been and why.

In my role, as I think about the opportunity set, I feel advantaged from an investment perspective when I think of our BDC partnership, given its size and scale, and I know FS feels the same way. You can see this expressed visually on page three of the presentation and with more granularity in terms of the partnership benefits on page nine.

Based on our dialogue with corporates and sponsors, it remains clear that there is a continued demand for lenders capable of offering holistic solutions across the capital structure. This announcement makes us even more relevant to these parties, as our ability to directly originate and hold larger investments with continued focus on the upper end of the middle market is significantly enhanced by a larger pool of investible capital.

Our partnership will provide access to 325 existing borrowers, which represents a highly valuable incumbency position. This means that we can work with borrowers in our existing portfolios to deliver additional lending solutions. In addition to this, we expect our global corporate and non-sponsor coverage, which is now even deeper, to enhance deal flow and solidify us as that first call.

We also have a vast global network of family offices, as well as private banking and direct corporate relationships that provide expanded origination.

We’ve said previously that KKR Credit is relevant across cycles given its holistic solutions oriented mentality. Through KKR’s capital markets platform, being able to package equity and debt syndication alongside our primary investment, allows KKR to speak for larger checks, do larger deals and look to have ball control in transactions.

KKR’s capital markets platform is in a lot of ways symbiotic with our credit investing capabilities, as both work to get attractive opportunities over the finish line.

CCT will continue to benefit from all this, given its pro rata access to KKR private credit deal flow. And we believe today’s announcement enhances the value proposition. We are excited with the prospects of our being able to execute against this opportunity on your behalf.

And with that, we’re happy to take any questions.

Questions and Answers

Operator: (Operator Instructions)

Robert Jaffe with Royal Advisor Group. Please proceed.

Robert Jaffe: Hi, good morning. A couple questions. Number one, as I understand it from previous calls with FSIC that this has kind of become a very crowded area of the market?

And secondly what’s going to be done to create more shareholder value in the FSIC? It’s trading at a deep discount to the NAV. And then how are they going to be able to keep it there trading a little bit closer going forward?

Todd Builione: Thanks very much for both of those questions. I’ll take the first one, and I’ll hand the second one over to Mike Kelly.

Your comment about the space being crowded I think it is a good one and a fair one. And I think it underscores the importance of our partnership here and what we’re looking to achieve. We believe that within private credit scale matters a lot and matters a lot for a lot of different reasons.

One because there’s very few players that can persistently write three, four, five, six, seven hundred million dollar checks. And so the number of people that we’re competing with at the upper end of the middle market which scale allows us to compete with is much is much smaller.

Two, the companies that we’re focused on lending to obviously are bigger companies where we think there’s actually a better risk-reward. Those companies tend to do a better job through cycles, have better competitive dynamics and attract better management teams.

So, I think you’re right; I think your comment’s right. And I think it underscores again, why we’re so focused on scale and why we’re so excited about our partnership with FS Investments.

And Mike, over to you for the second question.

Mike Kelly: Yeah, thanks Todd and appreciate the question. Completely agree with everything Todd just said. We think this is a very unique long-term partnership that we’re forming. There is significant alignment and commitment of resources from both firms here which we do think enhances value for FSIC overall.

In addition to leveraging the scale of the combination and allowing us to commit to very large transactions in the upper middle market, which we think will add significant competitive advantage to both of us over time, we think in addition to that, we’ll also be able to bring more cost savings from an operational efficiency standpoint and longer term from lower borrowing costs.

There’s also a lot of power with the incumbency that we have. The combination here will have over 300 incumbent borrowers to be able to leverage from, which will really broaden our ability to transact in this very competitive marketplace. And ultimately, by using the power of the contributions of both firms, we think that will unlock significant shareholder value for both of us.

Todd Builione: Thanks a lot for the question.

Robert Jaffe: Will anything be done short-term though, because you are trading at a 20% discount?

Chris Condelles: Sure, this is Chris Condelles here.

In the short term from an FSIC perspective, we announced a number of shareholder-friendly benefits as part of the transaction. Upon approval, we’ll permanently reduce our base management fee to 1.5%. We’ve also adjusted our lookback feature to remove the addback from the incentive fee calculation. So those are some healthy benefits. We also think, as the folks mentioned, this incumbency position we talk about is powerful for our portfolio to be able to further diversify our risk and access new borrowers should improve the stability of the fund.

Todd Builione: Thank you Chris. Operator, any further questions?

Operator: I’m showing no further questions via the phone lines.

Todd Builione: Well, thanks, everyone, for joining the call. We look forward to keeping you updated as all this unfolds. And again, we’re really excited about the news and our new partners at FS Investments.

Hope you have a nice day.

Operator: Ladies and gentlemen, thank you for your participation on today’s conference. This will conclude our program. We may all disconnect.

Everybody, have a wonderful day.

COMPANY DISCLAIMER - THE COMPANY HAS NOT VERIFIED THE ACCURACY OR COMPLETENESS OF THIS TRANSCRIPT.

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Additional Information and Where to Find It

This communication relates to proposed investment advisory agreements for Corporate Capital Trust, Inc. (the “Company”) that will be presented for approval at an upcoming special meeting of the Company’s stockholders. In connection with the proposals at this special meeting (such proposals, the “Proposals”), the Company intends to file relevant materials with the Securities and Exchange Commission (“SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANY PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders will be able to obtain the documents filed by the Company with the SEC free of charge at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.corporatecapitaltrust.com/investor-resources), or by writing to the Company at 555 California Street, 50th Floor, San Francisco, California 94104 (telephone number (415) 315-3620).

Participants in the Solicitations

The Company, Corporate Capital Trust II (“CCT II” and, together with the Company, the “CCT Funds”) and their respective directors, trustees, executive officers and certain other members of management and employees, including employees of KKR Credit and Franklin Square Holdings, L.P. (“FS Investments”) and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the CCT Funds in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the CCT Funds’ stockholders in connection with the Proposals will be contained in the Proxy Statement when such documents become available. These documents may be obtained free of charge from the sources indicated above.

Cautionary Statement Concerning Forward-Looking Statements

The information in this communication may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include discussions of future events or the future performance or operations of the Company, KKR & Co. L.P., KKR Credit Advisors (US) LLC, CCT II, FS Investments, certain of FS Investments’ investment adviser affiliates, and certain business development companies sponsored by FS Investments and such other factors that are disclosed in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 20, 2017. The Company undertakes no obligation to update such statements to reflect subsequent events.